QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.3

CONSENT OF ROBERT HENDERSON
TO BEING NAMED AS A QUALIFIED PERSON

July 28, 2008

        I hereby consent to being named and identified as a "qualified person" in connection with the mineral reserve and mineral resource estimates (except for the Cerro Casale project) in the Annual Information Form for the year ended December 31, 2007 (the "AIF") and the annual report on Form 40-F of Kinross Gold Corporation (the "Corporation").

        I also hereby consent to the incorporation by reference of the information contained in the AIF and annual report on Form 40-F into the Registration Statement on Form F-8 dated the date hereof relating to the registration of common shares and warrants to acquire common shares of the Corporation.

Sincerely,

/s/ ROBERT HENDERSON

Robert Henderson

QuickLinks

  Exhibit 4.3
CONSENT OF ROBERT HENDERSON TO BEING NAMED AS A QUALIFIED PERSON